      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1998

                                                      REGISTRATION NO. 333-49777
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            MERITOR AUTOMOTIVE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           38-3354643
          (STATE OF OTHER JURISDICTION OF                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
          INCORPORATION OR ORGANIZATION)

                            ------------------------
                              2135 West Maple Road

                           Troy, Michigan 48084-7186
                                 (248) 435-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           DAVID W. GREENFIELD, ESQ.

                             Senior Vice President,
                         General Counsel and Secretary
                            Meritor Automotive, Inc.
                              2135 West Maple Road
                           Troy, Michigan 48084-7186
                                 (248) 435-7708
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
    It is also respectfully requested that the Commission send copies of all notices, orders and communications to:

               PETER R. KOLYER, ESQ.                              MORTON A. PIERCE, ESQ.
              Chadbourne & Parke LLP                               Dewey Ballantine LLP
               30 Rockefeller Plaza                             1301 Avenue of the Americas
             New York, New York 10112                          New York, New York 10019-6092
                  (212) 408-5100                                      (212) 259-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after this Registration Statement becomes effective.
                            ------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                   SUBJECT TO COMPLETION, DATED JUNE 2, 1998


PROSPECTUS

                            MERITOR AUTOMOTIVE, INC.

                                DEBT SECURITIES

                            ------------------------

     Meritor Automotive, Inc., a Delaware corporation (the "Company"), may offer its debt securities ("Debt Securities"), in one or more series from time to time, in an aggregate principal amount (or, in the case of Debt Securities issued at an original issue discount, net proceeds) not to exceed $500,000,000, or the equivalent of that amount in one or more foreign or composite currencies, on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement") that will set forth, as applicable, the specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, interest rate (or manner of calculation of interest rate) and time of payment of interest, if any, any redemption terms, the currency or composite currency in which the Debt Securities or any interest on the Debt Securities will be payable, and other specific terms, and any listing on a securities exchange, of the series of Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities"), together with the terms of offering of the Offered Debt Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Company may sell the Debt Securities through underwriters, dealers or agents designated from time to time, or directly to one or more purchasers. See "Plan of Distribution". The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Offered Debt Securities, any applicable commissions or discounts and the net proceeds to the Company from any such sale.

                            ------------------------

             THE DATE OF THIS PROSPECTUS IS                , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, and exhibits and amendments to the Registration Statement that the Company has filed or may file with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). Such reports, proxy statements, Registration Statement, exhibits and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the SEC (http://www.sec.gov).

     The Company's Common Stock, par value $1 per share, is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, or portions of documents, filed with the SEC pursuant to the Exchange Act (File No. 1-13093), are incorporated in this Prospectus by reference and made a part hereof:


          (a) the Company's Annual Report on Form 10-K for the Fiscal Year Ended September 30, 1997 (including the portions of the Company's 1997 Annual Report to Shareowners and the Company's Proxy Statement on Schedule 14A for the Company's 1998 Annual Meeting of Shareowners that are incorporated therein by reference);



          (b) the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended December 31, 1997; and



          (c) the Company's Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 1998.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents listed above, being referred to as the "Incorporated Documents"). Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document, or in an accompanying Prospectus Supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to David W. Greenfield, Senior Vice President, General Counsel and Secretary, Meritor Automotive, Inc., 2135 West Maple Road, Troy, Michigan, 48084, telephone number (248) 435-7708.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".
                                  THE COMPANY

     The Company is a leading global supplier of a broad range of components and systems for use in commercial, specialty and light vehicles and serves its customers worldwide through Heavy Vehicle Systems ("HVS") and Light Vehicle Systems ("LVS"). HVS supplies drivetrain systems and components, including axles, brakes, transmissions, clutches and drivelines, for heavy-duty and medium-duty trucks, trailers, off-highway equipment, buses and coaches, as well as other specialty and military vehicles. LVS supplies electromechanical and other components and systems, including roof, door, access control and seat adjusting systems, as well as suspension products and steel wheels, for passenger cars, light trucks and sport utility vehicles.

     The Company was incorporated in Delaware in May 1997 in connection with the September 30, 1997 distribution by Rockwell International Corporation ("Rockwell"), the Company's former parent company, to Rockwell shareowners on a pro rata basis of all of the issued and outstanding shares of the Company (the "Distribution"). Prior to the Distribution, Rockwell transferred substantially all of its operations, assets and liabilities related to the automotive businesses then owned and operated by Rockwell (including liabilities relating to former operations) to the Company or to subsidiaries of the Company.

     The Company's principal executive offices are located at 2135 West Maple Road, Troy, Michigan 48084. Its telephone number is (248) 435-1000.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the issuance and sale of the Debt Securities will be added to the Company's general funds which will be available for general corporate purposes, including the repayment of existing indebtedness, working capital needs, capital expenditures and acquisitions. Pending application of the funds, the Company will use the net proceeds of the Debt Securities for short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company has calculated ratios of earnings to fixed charges for the periods indicated, as follows:


                                                                                                   SIX
                                                                                  PRO FORMA      MONTHS
                                             YEAR ENDED SEPTEMBER 30,(1)         YEAR ENDED       ENDED
                                        -------------------------------------   SEPTEMBER 30,   MARCH 31,
                                        1993    1994    1995    1996    1997      1997 (2)        1998
                                        -----   -----   -----   -----   -----   -------------   ---------
Ratio of Earnings to Fixed
  Charges(3)..........................   6.8     5.6    10.3    11.7    11.7         4.7           6.1


---------------
(1) The financial information presented for periods prior to September 30, 1997 has been prepared based on the combined historical financial position, results of operations and cash flows of the ongoing automotive businesses of Rockwell prior to the Distribution and is not necessarily indicative of what the financial position, results of operations or cash flows would have been had the Company been an independent public company during the periods presented.

(2) Pro forma financial information presented as if the Company was a stand-alone entity in fiscal 1997. Pro forma information reflects (a) the
    68.9 million shares of the Company's common stock issued on the date of the Distribution, (b) management's estimate that corporate costs would have been $11 million lower on a stand-alone basis than those allocated to the automotive businesses by Rockwell and (c) $28 million of interest expense at 6 percent for the year ended September 30, 1997, related to the debt incurred by the Company in connection with the $445 million pre-Distribution payment to Rockwell.

(3) "Earnings" are defined as pre-tax income from continuing operations, adjusted for income or loss attributable to minority interests in subsidiaries, undistributed earnings of less than majority owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture, dated as of April 1, 1998 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The Indenture is filed as an exhibit to the Registration Statement, and copies of the Indenture may be obtained from the Commission in the manner set forth above under "Available Information". Certain provisions of the Indenture are summarized below. Such summaries are subject to, and are qualified by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Numerical references in parentheses below are to sections of the Indenture. Whenever particular provisions or sections of the Indenture or terms defined in the Indenture are referred to in this Prospectus, such provisions, sections or definitions are incorporated by reference as a part of the statements made, and the statements are qualified by such reference. Unless otherwise indicated, capitalized terms used in this section that are defined in the Indenture have the meanings ascribed to such terms in the Indenture.

     The description below sets forth certain general terms and provisions of the Debt Securities. The specific terms of the Offered Debt Securities, as well as any modifications of or additions to the general terms of the Debt Securities set forth below that may be applicable in the case of the Offered Debt Securities, are described in the Prospectus Supplement. For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement and the description of the Debt Securities in this Prospectus.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company, in one or more series. Under the Indenture, the Company has the ability to issue Debt Securities with terms different from those of Debt Securities previously issued thereunder, and without the consent of the holders thereof, to issue additional amounts of a series of Debt Securities (with different dates for payments, different rates of interest and in a different Currency or Currencies). Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities, as applicable: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of Debt Securities of such series; (3) if other than Dollars, the Currency or Currencies in which the Offered Debt Securities are to be denominated, the manner in which the Dollar equivalent of the principal amount is to be determined upon original issuance and if any payment of principal of (or premium, if any) or interest, if any, on or any other amount in respect of the Offered Debt Securities will be payable other than in Dollars, the Currency or Currencies in which such payment shall be payable; (4) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of (and premium, if any, on) the Offered Debt Securities will be payable; (5) the rate or rates, or the method of determination thereof, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the date or dates on which such interest shall be payable and for any Registered Securities the Regular Record Dates, if any, for such interest payment dates, or the method by which such date or dates shall be determined, and the basis on which any interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months; (6) the place or places where principal of (and premium, if any) and interest, if any, on the Offered Debt Securities may be payable, where any Registered Securities may be surrendered for registration of transfer and where Offered Debt Securities may be exchanged and notices and demands may be served or published; (7) the period or periods within which, the price or prices at which, the Foreign Currency or Foreign Currencies, if any, in which and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company; (8) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, the price or prices at which, the Foreign Currency or Foreign Currencies, if any, in which, and the other terms and conditions upon which Offered Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (9) the denomination of any Registered Security (if other than $1,000 or any integral multiple thereof) and of any Bearer Security (if other than $10,000 or any integral multiple thereof); (10) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of Maturity thereof or the method by which such portion shall be determined; (11) whether Offered Debt Securities are to be Registered Securities, Bearer Securities or both, are to be issuable with or without coupons or both, and the terms upon which Bearer Securities may be exchanged for Registered Securities, if other than in the manner provided in the Indenture, and, in the case of Bearer Securities, the date as of which such Bearer Securities shall be dated (if other than the date of original issuance of the first security of like tenor and term to be issued); (12) whether Offered Debt Securities are to be issued in whole or in part in the form of a Global Security, and in such case the Depositary, whether such global form is temporary or permanent, whether beneficial owners of interests in any Permanent Global Security may exchange such interests for Debt Securities of such series in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and any applicable Exchange Date; (13) whether any additional amounts will be payable by the Company on the Offered Debt Securities in respect of any tax, assessment or governmental charge and whether the Company will have the option to redeem the Offered Debt Securities rather than pay such additional amounts or to redeem the Offered Debt Securities in the event of the imposition of any certification, documentation, information or other reporting requirement (and the terms and conditions of any such option);
(14) if the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts shall be determined;
(15) the person to whom any interest on any Registered Security shall be payable, if other than the person in whose name such Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date, the manner in which, or person to whom, any interest on any Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the extent to which any interest payable on an Interest Payment Date on any temporary Global Security will be paid if other than in the manner provided in the Indenture; (16) any additions to or changes in any Events of Default or covenants applicable to the Offered Debt Securities set forth in the Indenture; (17) the application, if any, of the defeasance or covenant defeasance provisions of the Indenture to the Offered Debt Securities; (18) the designation of the initial Exchange Rate Agent, if applicable; (19) if other than the Trustee, the identity of the trustee, Authenticating Agent, Security Registrar and/or Paying Agent; and (20) any other terms of the Offered Debt Securities. (Section 3.01).

     Additional provisions of the Indenture, such as interest rate reset and extension provisions, may be made applicable to the Offered Debt Securities, as described in the Prospectus Supplement.

     If any series of Debt Securities is sold for, is payable in or is denominated in one or more Foreign Currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to such series of Debt Securities and such Foreign Currency or Foreign Currencies shall be set forth in the Prospectus Supplement relating thereto.

     If the Debt Securities are being issued as original issue discount securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below the stated principal amount, the United States federal income tax consequences and other considerations applicable to such original issue discount securities will be described in the related Prospectus Supplement.

     The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, unless otherwise indicated in the applicable Prospectus Supplement. Other than the protections which may otherwise be afforded holders of Debt Securities as a result of the operation of the covenants described under "Covenants" below or as may be made applicable to the Offered Debt Securities as described in the Prospectus Supplement, there are no covenants or other provisions which may afford holders of Debt Securities protection in the event of a leveraged buyout or other highly leveraged transaction involving the Company or any similar occurrence.

FORM, DENOMINATIONS, REGISTRATION, TRANSFER AND EXCHANGE

     Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities denominated in Dollars (other than Registered Securities in global form, which may be in any denomination) are issuable in denominations of $1,000 and any integral multiple thereof and Bearer Securities denominated in Dollars (other than Bearer Securities in global form, which may be in any denomination) are issuable in denominations of $10,000 and any integral multiple thereof. The Indenture provides that Debt Securities of a series may be issuable in global form. See "Global Securities" below. Unless otherwise indicated in the applicable Prospectus Supplement, Bearer Securities (other than Global Securities) will have interest coupons attached. (Sections
2.01 and 3.02).

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations, of like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the holder, but subject to applicable laws, upon request confirmed in writing and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities of the same series between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 3.05).

     In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and, unless otherwise specified in the applicable Prospectus Supplement, a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the Indenture.

     Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. (Section 3.05). If the Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.02).

     In the event of any redemption, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period of 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any

Registered Security being redeemed in part; or (iii) exchange any Bearer Security selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be simultaneously surrendered for redemption. (Section 3.05).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or the Depositary's nominee. Global Securities may be issued in fully registered or bearer form and may be issued in either temporary or permanent form.

     The Company anticipates that the following provisions will generally apply to depository arrangements. The specific terms of the depository arrangement with respect to a series of Debt Securities and whether all or any part of the Offered Debt Securities will be issued in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series.

     Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole between the Depositary for such Global Security and its nominee or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities or any agent, underwriter or dealer through which such Debt Securities are offered or sold will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal (or premium, if any) or interest, if any, in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     If a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series to Participants in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series to Participants in exchange for the Global Security or Securities representing such series of Debt Securities. (Section 3.05).

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, in compliance with United States federal tax laws and regulations, Bearer Securities (including Debt Securities in global form) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Branch of a United States Financial Institution (as defined below) or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution and any underwriters, agents and dealers participating in the offering of Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Branch of a United States Financial Institution or a United States person acquiring Bearer Securities through a Qualifying Branch of a United States Financial Institution) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

     Bearer Securities and any coupons appertaining thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or therein (other than a partnership that is not treated as a United States person under any applicable Treasury Regulation which may be issued), and an estate or trust the income of which is subject to United States federal income taxation regardless of its source, and the term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the applicable Prospectus Supplement, the Place of Payment for a series of Debt Securities issuable solely as Registered Securities will be New York, New York and the Company has initially designated an office of the Trustee in New York, New York for this purpose. Notwithstanding the foregoing, at the option of the Company, interest, if any, may be paid on Registered Securities by (i) check mailed to the address of the person entitled thereto as such person's address appears in the Security Register or (ii) transfer to an account located in the United States maintained by the person entitled thereto as specified in the Security Register. (Sections 3.07, 10.01 and 10.02). Unless otherwise provided in the applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest payment. (Section 3.07).

     If Debt Securities of a series are issuable as Bearer Securities, unless otherwise provided in the applicable Prospectus Supplement, the Company will be required to maintain an office or agency outside the United States at which, subject to any applicable laws and regulations, the principal of (and premium, if any) and interest, if any, on such series will be payable; provided that, if required in connection with any listing of such Debt Securities on the London Stock Exchange Limited, the Luxembourg Stock Exchange or any other stock exchange located outside the United States, the Company will maintain an office or agency for such Debt Securities in London or Luxembourg or any city located outside the United States required by such stock exchange. (Section 10.02). The initial locations of such offices and agencies will be specified in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and interest, if any, on Bearer Securities may be made, at the holder's option, by
(i) check in the Currency designated by the Bearer Security presented or mailed to an address outside the United States or (ii) transfer to an account in such Currency maintained by the person entitled thereto with a bank located outside the United States. (Sections 3.07 and 10.02). Unless otherwise provided in the applicable Prospectus Supplement, payment of installments of interest on any Bearer Securities on or before Maturity will be made only against surrender of coupons for such interest installments as they severally mature. (Section 10.01). Unless otherwise provided in the applicable Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to an address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of (and premium, if any) and interest, if any, on Bearer Securities payable in Dollars may be made at an office of the Company's Paying Agent in the United States if (but only if) payment of the full amount thereof in Dollars at all offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and the Trustee has received an Opinion of Counsel that such payment within the United States is legal. (Sections 3.07 and 10.02).

     The Company may from time to time designate additional offices or agencies for payment with respect to any Debt Securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency. (Section 10.02).

     Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, on any Debt Security that is payable in a Currency other than Dollars will be made in Dollars in the event that such Currency (i) ceases to be used both by the government of the country that issued the Currency and by a central bank or other public institution of or within the international banking community for the settlement of transactions, (ii) is the ECU and ceases to be used both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) is any Currency unit (or composite Currency) other than the ECU and ceases to be used for the purposes for which it was established. (Section 3.10).

     All moneys deposited with the Trustee or any Paying Agent or held for the payment of principal of (or premium, if any) or interest, if any, on any Debt Security or any coupon appertaining thereto that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at the request of the Company, be repaid to the Company and the holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 10.03).

CERTAIN DEFINITIONS

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. "Unrestricted Subsidiary" means any Subsidiary designated as such from time to time by the Company. (Section 1.01). Subject to various limitations, the Company may from time to time designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary. (Section 10.07). Unrestricted Subsidiaries will not be restricted by the various provisions of the Indenture applicable to Restricted Subsidiaries, and the debt of Unrestricted Subsidiaries will not be consolidated with that of the Company and its Restricted Subsidiaries in calculating Consolidated Funded Debt under the Indenture.

     "Funded Debt" means (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and
(c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by the Company or a Wholly-owned Restricted Subsidiary, but, in the case of the Company, does not include certain debt subordinate to the Debt Securities. (Section 1.01).

     "Secured Debt" means indebtedness for money borrowed (other than indebtedness among the Company and Restricted Subsidiaries), which is secured by a mortgage or other lien on any Principal Property of the Company or a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary. (Section 1.01).

     "Principal Property" includes any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary, owned at the date of the Indenture or thereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the Indenture), which (i) has a book value in excess of 2.5% of Consolidated Net Tangible Assets and (ii) in the opinion of the Board of Directors is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole. (Section 1.01).

     "Consolidated Net Tangible Assets" means, at any date of computation, the total amount of consolidated assets of the Company and its consolidated subsidiaries, less the sum of (a) all current liabilities, except for (i) any short-term debt, (ii) any current portion of long-term debt and (iii) any current portion of obligations under capital leases, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of the Company and its consolidated subsidiaries prepared not more than 90 days prior to the date of computation, in all cases computed in accordance with generally accepted accounting principles. (Section 1.01).

     "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by the Company or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where the Company or such Restricted Subsidiary has the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (Section 10.06).

COVENANTS

     Limitations on Liens. The Company and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any Secured Debt without equally and ratably securing the outstanding Debt Securities. The foregoing restrictions are not applicable to (i) Secured Debt existing at the date of the Indenture; (ii) liens on property acquired or constructed after the date of the Indenture by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or the cost of such construction; (iii) mortgages on property of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction; (iv) liens on property existing at the time such property is acquired; (v) liens on stock acquired after the date of the Indenture by the Company or a Restricted Subsidiary if the aggregate cost thereof does not exceed 15% of Consolidated Net Tangible Assets; (vi) liens securing indebtedness of a successor corporation to the Company to the extent permitted by the Indenture; (vii) liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary; (viii) liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by the Company or any Restricted Subsidiary; (ix) liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (x) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state or municipal government or other governmental body or agency; (xi) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof; (xii) liens in connection with government and certain other contracts; (xiii) certain liens in connection with taxes or legal proceedings; (xiv) certain other liens not related to the borrowing of money; and (xv) liens in connection with Sale and Lease-Back Transactions as described under "Limitations on Sale and Lease-Back". (Section 10.05).

     In addition, the Company and its Restricted Subsidiaries may have Secured Debt not otherwise permitted without equally and ratably securing the outstanding Debt Securities if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below, does not exceed 15% of Consolidated Net Tangible Assets. (Section 10.05).

     Limitations on Sale and Lease-Back. The Company and its Restricted Subsidiaries are prohibited from engaging in Sale and Lease-Back Transactions unless (a) the Company or its Restricted Subsidiaries would be entitled to incur Secured Debt equal to the amount realizable upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding Debt Securities; or (b) an amount equal to the greater of net proceeds of the sale or fair value of the property sold (subject to certain limitations contained in the Indenture) as determined by the Board of Directors is applied within 180 days of any such transaction (i) to the retirement (other than a mandatory retirement) of Consolidated Funded Debt or indebtedness of the Company or a Restricted Subsidiary that was Funded Debt at the time it was created (other than Consolidated Funded Debt or indebtedness owned by the Company or any Restricted Subsidiary) or (ii) to the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency. (Section 10.06).

     Certain Limitations on Merger of the Company. The Company may consolidate with or merge into any other corporation, or convey or transfer its properties and assets substantially as an entirety to any other Person, provided that (i) the corporation formed by such consolidation or into which the Company is merged or which acquires such assets, is organized under the laws of the United States, any State thereof or the District of Columbia and expressly assumes in a supplemental indenture the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met. (Section 8.01). If, upon any consolidation or merger of the Company with or into any other corporation or upon any conveyance or transfer of its properties and assets substantially as an entirety to any other Person, any Principal Property of the Company or a Restricted Subsidiary would thereupon become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the Indenture, the Company will, prior to such transaction, secure the outstanding Debt Securities, equally and ratably with any other indebtedness of the Company then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (Section 8.03). The successor corporation formed by any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety, shall succeed to and be substituted for the Company under the Indenture and thereafter the Company shall be relieved of all obligations and covenants under the Indenture, the Debt Securities and any coupons. (Section 8.02).

DEFEASANCE AND COVENANT DEFEASANCE

     Defeasance. The Indenture provides as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer and exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Debt Securities and to hold moneys for payment in trust) upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay (without reinvestment) and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest, if any, and (ii) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such opinion must refer to or be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. In the event of any such deposit and discharge, the holders of such Debt Securities would thereafter be entitled to look only to such trust fund for payment of principal of (and premium, if any) and interest, if any, on the Debt Securities. (Section 4.03).

     Covenant Defeasance. The Indenture provides, as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that (i) the Company may omit to comply with the covenants contained in Sections 10.05 (Limitations on Liens), 10.06 (Limitations on Sale and Lease-
Back) and 10.07 (Limitations on Change in Subsidiary Status) of the Indenture and (ii) such noncompliance shall not be deemed to be an Event of Default under the Indenture and the Debt Securities upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay (without reinvestment) and discharge (x) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest, if any, on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest, if any, and (y) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The obligations of the Company under the Indenture and Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. (Section 10.09).

     The Prospectus Supplement will state if any defeasance provision will apply to the Debt Securities.

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     With the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected, the Trustee and the Company may execute a supplemental indenture to change the Indenture or modify the rights of the holders of Debt Securities of any such series, but, without the consent of the holder of each outstanding Debt Security so affected, a supplemental indenture may not, among other things, (i) change (except as otherwise provided with respect to Debt Securities of any series) the

Stated Maturity of principal or interest, if any, on any Debt Security, or reduce the principal amount thereof or the rate of interest, if any, thereon or any premium payable on redemption, or reduce the amount of principal of an Original Issure Discount Security that would be due and payable upon a declaration of acceleration of Maturity pursuant to the Indenture, or change the Currency in which any Debt Security (or the premium, if any) or the interest, if any, thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the Redemption Date or Repayment Date), or (ii) reduce the aforesaid percentage of holders of Debt Securities of such series whose consent shall be required to authorize any such supplemental indenture or to waive certain provisions of the Indenture. (Section 9.02).

     The holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may waive compliance by the Company with certain covenants in the Indenture with respect to Debt Securities of such series. (Section 10.08).

     The Indenture provides that in determining whether the holders of the requisite principal amount of the Debt Securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, (ii) the principal amount of a Security denominated in one or more Foreign Currencies shall be deemed to be the Dollar equivalent, determined on the date of original issuance of such Security, of the principal amount thereof (or, in the case of an Original Issue Discount Security or Indexed Security, the Dollar equivalent on the original issuance date of such Security of the principal amount determined as provided in (i) above or (iii) below), (iii) the principal amount of any Indexed Security that will be deemed outstanding will be equal to the principal face amount of such Indexed Security at original issuance unless otherwise provided with respect to such Security pursuant to the Indenture, and (iv) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such obligor will be disregarded and deemed not to be outstanding. (Section 1.01).

     The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. (Section 13.01). A meeting may be called at any time by the Trustee for such Debt Securities, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. (Section 13.02). Except for any consent that must be given by the holder of each Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage, which is greater than a majority, in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Debt Securities of such series will constitute a quorum. (Section 13.04).

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An Event of Default with respect to any series of Debt Securities is defined as being any of the following events: default for 30 days in payment of any interest on the Debt Securities of such series; default in payment of principal of (and premium, if any, on) the Debt Securities of such series at Maturity; default for 90 days after notice in performance of any other covenant in the Indenture; certain events of bankruptcy, insolvency, receivership or reorganization relating to the Company; or any other Event of Default provided with respect to Debt Securities of that series. An Event of Default with respect to Debt Securities of a particular series does not necessarily constitute an Event of Default with respect to any other series. The Company will be required to deliver to the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. In case an Event of Default should occur and be continuing with respect to any series of Debt Securities, the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series to be immediately due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the Debt Securities of such series at the time outstanding. (Sections 5.01, 5.02 and 10.04).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders of Debt Securities shall have offered to the Trustee security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Debt Securities of any series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series. The holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may, in certain cases, waive any past default with respect to Debt Securities of such series except a default (i) in payment of principal of, or premium, if any, or interest on any of the Debt Securities of such series or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Debt Security of such series affected. (Sections 5.12, 5.13 and 6.03).

GOVERNING LAW

     The Indenture and the Debt Securities and any coupons appertaining thereto will be governed by and construed in accordance with the laws of the State of New York. (Section 1.12).

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company maintains ordinary banking relationships and with which the Company maintains credit facilities.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities: (i) through one or more underwriters or dealers; (ii) directly to a limited number of purchasers or a single purchaser; (iii) through one or more agents; or (iv) through a combination of such methods of sale. The Prospectus Supplement relating to the Offered Debt Securities will set forth the terms of the offering, including the name or names of any underwriters or dealers and the respective amounts of the Offered Debt Securities underwritten or purchased by each of them, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation from the Company, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The Debt Securities may be offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If agents are used in the sale, the Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Debt Securities in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified investors to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts and the date or dates in the future for delivery of the Offered Debt Securities pursuant to such contracts.

     In connection with an offering of Debt Securities, the underwriters or agents, as the case may be, may purchase and sell the Debt Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debt Securities; and syndicate short positions involve the sale by underwriters or agents, as the case may be, of a greater number of Debt Securities than they are required to purchase from the Company in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Debt Securities sold in the offering for their account may be reclaimed by the syndicate if such Debt Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market. Underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

     Subject to certain conditions, the Company may agree to indemnify underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which such persons may be required to make in respect thereof. Such persons may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 and the related financial statement schedule incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended September 30, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Debt Securities offered hereby has been passed upon for the Company by Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, and, if the Debt Securities are distributed in an underwritten offering, will be passed upon for the underwriters by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019-6092.
                            ------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR, WITH RESPECT TO ANY OFFERED DEBT SECURITIES, IN THE RELATED PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                 AMOUNT
                                                                --------
 SEC Filing Fee.............................................    $147,500
*Rating Agency Fees.........................................     245,000
*Printing and Engraving.....................................      55,000
*Fees and Expenses of Company's Counsel.....................     100,000
*Fees and Expenses of Accountants...........................      40,000
*Fees and Expenses of Trustee...............................      15,000
*Blue-Sky Expenses (including Legal Fees)...................       3,500
*Miscellaneous..............................................       4,000
                                                                --------
          *Total............................................    $610,000

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors to a corporation or its stockholders for breach of their fiduciary duty of care, subject to certain limitations (8 Del. G.C.L. sec. 102(b)(7)). The last paragraph of Article Seventh of the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its shareowners for monetary damages for breach of their fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violation of the provisions of the Delaware General Corporation Law governing the payment of dividends or the purchase or redemption of stock or (iv) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law provides for indemnification of directors, officers, employees and agents subject to certain limitations (8 Del. G.C.L. sec. 145). Section 13 of Article III of the Company's By-laws and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 13 of the By-Laws provide, in substance, for the indemnification of directors, officers, employees and agents of the Company to the extent permitted by Delaware law.

     The Company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the Company or such persons may be required to make in respect of such liabilities.

ITEM 16.  EXHIBITS.


     1   --   Forms of proposed Underwriting Agreement, Terms Agreement
              and Delayed Delivery Contract.*
     4   --   Indenture dated as of April 1, 1998 between the Company and
              The Chase Manhattan Bank, as Trustee, including table of
              contents and cross-reference sheet to Trust Indenture Act of
              1939, as amended.*
     5   --   Opinion of Chadbourne & Parke LLP as to the legality of the securities being registered.*
    12   --   Computation of Ratio of Earnings to Fixed Charges for the
              Five Years ended September 30, 1997 and the Three Months
              ended December 31, 1997.*
    12a  --   Computation of Ratio of Earnings to Fixed Charges for the
              Six Months ended March 31, 1998, filed as Exhibit 12 to the
              Company's Quarterly Report on Form 10-Q for the quarterly
              period ended March 31, 1998 (File No. 1-13093), is hereby
              incorporated by reference.
    23a  --   Consent of Deloitte & Touche LLP, independent auditors.
    23b  --   Consent of Chadbourne & Parke LLP contained in their opinion filed as Exhibit 5 to this Registration Statement.*
    23c  --   Consent of David W. Greenfield, Esq., Senior Vice President,
              General Counsel and Secretary of the Company.*
    23d  --   Consent of M. Lee Murrah, Esq., Assistant General Counsel of
              the Company.*
    24   --   Powers of Attorney authorizing certain persons to sign this
              Registration Statement on behalf of certain directors and
              officers of the Company.*
    25   --   Form T-1 Statement of Eligibility and Qualification under
              the Trust Indenture Act of 1939, as amended, of The Chase
              Manhattan Bank, Trustee under the Indenture.*


------------------


* Previously filed.


ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT ON FORM S-3 (REGISTRATION NO. 333-49777) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TROY, STATE OF MICHIGAN, ON THE 2ND DAY OF JUNE, 1998.


                                          MERITOR AUTOMOTIVE, INC.

                                          By:    /s/ DAVID W. GREENFIELD
                                            ------------------------------------
                                                    David W. Greenfield
                                                   Senior Vice President,
                                               General Counsel and Secretary


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT (REGISTRATION NO. 333-49777) HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 2ND DAY OF JUNE, 1998.


                      SIGNATURE                                              TITLE
                      ---------                                              -----

                   LARRY D. YOST*                          Chairman of the Board and Chief Executive
-----------------------------------------------------                       Officer
                    Larry D. Yost                          (principal executive officer) and Director

              JOSEPH B. ANDERSON, JR.*                                      Director
-----------------------------------------------------
               Joseph B. Anderson, Jr.

                  DONALD R. BEALL*                                          Director
-----------------------------------------------------
                   Donald R. Beall

                  JOHN J. CREEDON*                                          Director
-----------------------------------------------------
                   John J. Creedon

                  CHARLES H. HARFF*                                         Director
-----------------------------------------------------
                  Charles H. Harff

                  HAROLD A. POLING*                                         Director
-----------------------------------------------------
                  Harold A. Poling

                                                                            Director
-----------------------------------------------------
                  Martin D. Walker

                  THOMAS A. MADDEN*                        Senior Vice President and Chief Financial
-----------------------------------------------------                       Officer
                  Thomas A. Madden                               (principal financial officer)

                LAWRENCE J. LOCKWOOD*                            Vice President and Controller
-----------------------------------------------------            (principal accounting officer)
                Lawrence J. Lockwood

             *By /s/ DAVID W. GREENFIELD
  -------------------------------------------------
                 David W. Greenfield
                (Attorney-in-fact)**

---------------

** By authority of the powers of attorney filed as Exhibit 24 to the Registration Statement.

                                 EXHIBIT INDEX


    EXHIBIT NO.                               DESCRIPTION                           PAGE
    -----------                               -----------                           ----
       1         --   Forms of proposed Underwriting Agreement, Terms Agreement
                      and Delayed Delivery Contract.*
       4         --   Indenture dated as of April 1, 1998 between the Company and
                      The Chase Manhattan Bank, as Trustee, including table of
                      contents and cross-reference sheet to Trust Indenture Act of
                      1939, as amended.*
       5         --   Opinion of Chadbourne & Parke LLP as to the legality of the securities being registered.*
      12         --   Computation of Ratio of Earnings to Fixed Charges for the
                      Five Years ended September 30, 1997 and the Three Months
                      ended December 31, 1997.*
      12a        --   Computation of Ratio of Earnings to Fixed Charges for the
                      Six Months ended March 31, 1998, filed as Exhibit 12 to the
                      Company's Quarterly Report on,
                      Form 10-Q for the quarterly period ended March 31, 1998
                      (File No. 1-13093), is hereby incorporated by reference.
      23a        --   Consent of Deloitte & Touche LLP, independent auditors.
      23b        --   Consent of Chadbourne & Parke LLP contained in their opinion filed as Exhibit 5 to this Registration Statement.*
      23c        --   Consent of David W. Greenfield, Esq., Senior Vice President,
                      General Counsel and Secretary of the Company.*
      23d        --   Consent of M. Lee Murrah, Esq., Assistant General Counsel of
                      the Company.*
      24         --   Powers of Attorney authorizing certain persons to sign this
                      Registration Statement on behalf of certain directors and
                      officers of the Company.*
      25         --   Form T-1 Statement of Eligibility and Qualification under
                      the Trust Indenture Act of 1939, as amended, of The Chase
                      Manhattan Bank, Trustee under the Indenture.*


------------------


* Previously filed.